Contact:	David Felsenthal	The Advisory Board Company
	Chief Financial Officer	2445 M Street, N.W.
	202.266.5876	Washington, D.C. 20037
	jacobsg@advisory.com	www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS
FISCAL 2006 FIRST QUARTER RESULTS

Company Reports Quarterly Revenue and Contract Value Growth of 17%;
Launch of Service Line Growth Program Announced

WASHINGTON, D.C. — (July 28, 2005) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the first quarter of its fiscal year ending March 31, 2006. For the quarter, revenues increased 17% to $38.7 million, from $33.0 million for the first quarter of fiscal 2005. Net income was $6.7 million, or $0.34 per diluted share, compared to $5.6 million, or $0.29 per diluted share, for the same period a year ago. Contract value grew 17% to $153.5 million as of June 30, 2005, up from $130.7 million as of June 30, 2004.

Frank Williams, Chairman and Chief Executive Officer of The Advisory Board Company, commented, “We are very pleased with our financial results for the quarter as we delivered revenue, contract value, and EPS growth in excess of 17% with strong operating margin performance. Our recently reported member renewal rate of 92% has provided an excellent platform going into fiscal year 2006, and our key growth metrics are performing in line with our expectations for the year. Our growth continues to be driven by our success in cross-selling existing programs to our current members, price increases, and adding new member institutions. Moreover, our recent program launches in Nursing, Revenue Cycle Performance, and Philanthropy have been particularly successful.”

He added, “I am also pleased to announce our latest launch, the Service Line Growth Program. This new installation support program provides strategic support to health system executives responsible for managing and growing key medical and surgical departments throughout the hospital. We designed the program to analyze service line profitability by procedure area, recommend operational improvements to drive growth, and develop a strategic plan for selected service lines with the greatest likelihood of future profitability. As always, this program benefited from the advice and guidance of a stellar group of charter members, including CentraCare Health System, Johns Hopkins Bayview Medical Center, St. Francis Healthcare System, TriHealth and UMass Memorial Health Care.”

Williams continued, “Given the rapid technological innovation and increasing complexity in today’s healthcare marketplace, there has never been a greater need for strategic insight, best practice sharing, and executive networking. As a result, our membership programs continue to provide a compelling value proposition by assisting senior executives with their most important strategic, management, and operational issues through a very cost-effective delivery model.”

Share Repurchase

During the three months ended June 30, 2005, the Company repurchased 160,707 shares of its common stock at a total cost of approximately $7.4 million. To date, the Company has repurchased 1,813,391 shares at a total cost of approximately $64.1 million and has $35.9 million available under the program for future share repurchases.

Outlook for Remainder of Calendar Year 2005

The Company reiterated its previously announced guidance for the next two calendar quarters of $39.8 million and $41.3 million of revenue, and pro forma earnings per diluted share of $0.34 and $0.37, respectively. Pro forma earnings per diluted share excludes stock option related expense.

Annual Meeting of Stockholders

The Company also announced that its annual meeting of stockholders will be held on November 15, 2005.

The Company will hold an investor conference call to discuss its first quarter performance this evening, July 28, 2005, at 6:00 p.m. Eastern Daylight Time. The conference call will also be available via live web cast on the Company’s web site at www.advisoryboardcompany.com in the section entitled “Investor Information” found under the tab “About Us.” To participate by telephone, the dial-in number is 800-299-7098 and the access code is 66362697. Investors are advised to dial in at least five minutes prior to the call to register. The web cast will be archived for seven days: from 8:00 p.m. Thursday, July 28, until 8:00 p.m. Thursday, August 4, 2005.

About The Advisory Board Company

The Advisory Board Company provides best practices research and analysis to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete annual programs to a membership of more than 2,500 hospitals, health systems, pharmaceutical and biotech companies, health care insurers, and medical device companies in the United States. Each program typically charges a fixed annual fee and provides members with best practices, research reports, executive education and other supporting research services.

The Company believes its calculations of pro forma income from operations, net income and diluted earnings per share provide additional information about the Company’s ongoing operating performance as well as additional information to compare to prior periods. The Company is not able to reconcile its outlook for the remainder of calendar year 2005 to GAAP as stock option related expense is dependent upon a number of unknown factors, including the extent (if any) to which employee stock options are exercised and future stock price.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in the Company’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results and various factors that could affect the estimated tax rate. These factors are discussed more fully in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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THE ADVISORY BOARD COMPANY
UNAUDITED STATEMENTS OF OPERATIONS AND OPERATING STATISTIC
(In thousands, except per share data)

	Three Months Ending		Selected
	June 30,		Growth
	2005	2004	Rates
Statements of Operations
Revenues	$38,747	$33,025	17.3%

Cost of services	16,509	13,674
Member relations and marketing	8,065	6,516
General and administrative	3,824	3,927
Depreciation and loss on disposal of assets	433	392
Income from operations	9,916	8,516
Interest income	1,395	893
Income before provision for income taxes	11,311	9,409
Provision for income taxes	(4,581)	(3,811)
Net income	$6,730	$5,598

Earnings per share
Basic	$0.35	$0.31
Diluted	$0.34	$0.29	17.2%
Weighted average common shares outstanding
Basic	19,223	17,802
Diluted	19,993	19,425
Percentages of Revenues
Cost of services	42.6%	41.4%
Member relations and marketing	20.8%	19.7%
General and administrative	9.9%	11.9%
Depreciation and loss on disposal of assets	1.1%	1.2%
Income from operations	25.6%	25.8%
Net income	17.4%	17.0%
Operating Statistic
Contract value (at end of period) (1)	$153,459	$130,710	17.4%

(1) We define “Contract value” as the aggregate annualized revenue attributable to all agreements in effect at any given point in time, without regard to the initial term or remaining duration of any such agreements.

THE ADVISORY BOARD COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
	2005	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,089	$27,867
Marketable securities	3,942	3,003
Membership fees receivable, net	25,545	21,320
Prepaid expenses and other current assets	3,034	2,430
Deferred income taxes	20,688	19,774
Total current assets	74,298	74,394
Fixed assets, net	8,694	9,023
Deferred incentives and other charges	7,980	6,189
Deferred income taxes, net of current portion	27,425	33,489
Marketable securities	126,290	122,044
Total assets	$244,687	$245,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenues	$82,403	$82,262
Accounts payable and accrued liabilities	10,427	8,733
Accrued incentive compensation	4,708	7,820
Total current liabilities	97,538	98,815
Other long-term liabilities	884	1,010
Total liabilities	98,422	99,825
Stockholders’ equity:
Common stock	199	199
Additional paid-in capital	142,562	142,040
Retained earnings	34,655	27,925
Accumulated elements of comprehensive income	(172)	(1,273)
Treasury stock	(30,979)	(23,577)
Total stockholders’ equity	146,265	145,314

Total liabilities and stockholders’ equity	$244,687	$245,139

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$6,730	$5,598
Adjustments to reconcile net income to net cash provided by
operating activities -
Depreciation	433	392
Deferred income taxes	(129)	612
Tax benefits resulting from the exercise of options	4,660	3,124
Amortization of marketable securities premiums	213	209
Changes in operating assets and liabilities:
Membership fees receivable	(4,225)	(6,175)
Prepaid expenses and other current assets	(604)	(220)
Deferred incentives and other charges	(1,791)	(227)
Deferred revenues	141	(855)
Accounts payable and accrued liabilities	1,694	30
Accrued incentive compensation	(3,112)	(2,027)
Other liabilities	(126)	1,390

Net cash flows provided by operating activities	3,884	1,851

Cash flows from investing activities:
Purchases of property and equipment	(104)	(3,488)
Redemptions of marketable securities	4,900	5,713
Purchases of marketable securities	(8,433)	(12,500)
Net cash flows used in investing activities	(3,637)	(10,275)

Cash flows from financing activities:
Proceeds from issuance of stock from exercise of options	286	17
Issuance of common stock under employee stock purchase plan	91	81
Purchase of treasury shares	(7,402)	(9,968)
Net cash flows used in financing activities	(7,025)	(9,870)

Net decrease in cash and cash equivalents	(6,778)	(18,294)
Cash and cash equivalents, beginning of period	27,867	41,389
Cash and cash equivalents, end of period	$21,089	$23,095